Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

RXI PHARMACEUTICALS CORPORATION

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

RXi Pharmaceuticals Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.        The Amended and Restated Certificate of the Corporation, as amended, is hereby amended solely to reflect a change in the name of the Corporation by deleting Article I thereof and insert the following in lieu thereof:

“Article I - NAME The name of the Corporation is Phio Pharmaceuticals Corp. (the “Corporation”)”

2.       The Board of Directors of the Corporation has adopted a resolution approving and declaring advisable the amendment described herein in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

3.       This Certificate of Amendment shall become effective on November 19, 2018.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 14th day of November, 2018.

By:	/s/ Geert Cauwenbergh
Geert Cauwenbergh Chief Executive Officer